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                                                        EXHIBIT 5


ENSERCH Corporation
ENSERCH Center
300 South St. Paul                              W. T. Satterwhite
Dallas, Texas 75201                         Senior Vice President
Telephone 214/651-8700                        and General Counsel


                          August 7, 1995





ENSERCH Corporation
ENSERCH Center
300 South St. Paul
Dallas, Texas 75201

Gentlemen:

     This opinion is delivered in connection with the Registration Statement (the "Registration Statement") on Form S-3 filed with the Securities and Exchange Commission by ENSERCH Corporation, a Texas corporation (the "Corporation"), under the Securities Act of 1933, as amended (the "Act"), relating to 1,204,098 shares of the Corporation's common stock, par value $4.45 per share (the "Shares"), issuable pursuant to the Agreement for Exchange of Stock dated June 29, 1995.

     I am familiar with the Restated Articles of Incorporation and Bylaws of the Corporation as currently in effect. In addition, I have examined such corporate records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinions set forth herein.

     Based upon the foregoing, subject to the qualifications and limitations stated herein, and limited in all respects to the laws of the State of Texas and the laws of the United States of America, I am of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the use of my name under the caption "Legal Opinions" in the Prospectus forming a part of this Registration Statement.

                                   Very truly yours,

                                   /s/ W. T. Satterwhite

                                   W.T. Satterwhite